EXHIBIT 11

                    HEALTHSOUTH Corporation and Subsidiaries

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (In Thousands, Except for Per Share Data)


                                                            Three Months Ended         Nine Months Ended
                                                               September 30,             September 30,
                                                           1995            1994       1995         1994
                                                          ------          ------      ------       ------
PRIMARY:
Weighted average common shares outstanding                80,644          75,993      80,118       75,410
Net effect of dilutive stock options                       8,273           9,355       7,655        9,099
                                                          ------          ------      ------       ------
Total Common and Common Equivalent Shares                 88,917          85,348      87,773       84,509
                                                          ======          ======       ======       ======
Net income / (loss)                                     $ 27,133        $ 16,130     $ 44,910     $ 45,356
                                                          ======          ======       ======       ======
Net income / (loss) per common and common
     equivalent share                                   $   0.31        $  0.19      $  0.51      $   0.54
                                                          ======          ======       ======       ======

FULLY DILUTED:
Weighted average common shares outstanding                80,644         75,993       80,118        75,410
Net effect of dilutive stock options                       8,273          9,355        7,655         9,099
                                                          ------          ------       ------       ------
                                                          88,917         85,348       87,773        84,509
Assumed conversion of 5% Convertible Subordinated
     Debentures due 2001                                   6,113           - (1)       6,113          - (1)
                                                          ------          ------       ------       ------
     Total Common and Common Equivalent Shares,
     Fully Diluted                                        95,030           -          93,886          -
                                                          ======          ======       ======       ======
Net income                                              $ 27,133       $ 16,130     $ 44,910      $ 45,356

Elimination of interest and amortization on 5%
     Convertible Subordinated Debentures due 2001, less
     the related effect on the provision for income taxes    963          -  (1)       2,857          - (1)
                                                          ------          ------       ------       ------
Net income, fully diluted                               $ 28,096          -         $ 47,767          -
                                                          ======          ======       ======       ======
Net income per common and common equivalent share       $   0.30          N/A       $   0.51          N/A
                                                          ======          ======       ======       ======

(1)  There were no other potentially dilutive securities outstanding for this period.
